N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen International Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		4,150,649	0.76		6,431,418	10.36
Class B		561,111		0.68		997,263		10.37
Class C		1,233,967	0.68		1,743,243	10.35
Class I		72,043,171	0.79		87,181,378	10.35
Class IS	384,123		0.76		492,061		10.37